UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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COINSTAR, INC.
(Name of Registrant as Specified In Its Charter)

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RE-ELECT COINSTAR’S DIRECTORS
VOTE THE ENCLOSED WHITE PROXY CARD TODAY
April 30, 2008
Dear Fellow Stockholder:
At Coinstar’s Annual Meeting on June 3, 2008, you will be asked to elect three nominees to your Board of Directors. Coinstar’s Board unanimously recommends that stockholders re-elect the three independent directors it has nominated — Deborah Bevier, David Eskenazy and Robert Sznewajs — by signing, dating and returning the enclosed WHITE proxy card today.
As a result of the collective guidance and experience of Coinstar’s Board, Coinstar has achieved strong financial and operating performance, with the Company’s stock price more than doubling since we began our 4th WallTM strategy in mid-2003.
Despite this record of value creation, an activist hedge fund, Shamrock Activist Value Fund, has initiated a costly and disruptive proxy contest in an attempt to elect a competing slate of its paid nominees to your Board. We strongly believe that Shamrock is looking to advance its own agenda at the expense of all Coinstar stockholders. We urge you to discard any proxy materials that you receive from Shamrock.
COINSTAR’S BOARD AND MANAGEMENT TEAM ARE SUCCESSFULLY EXECUTING
THE COMPANY’S STRATEGY
Your Board, working closely with management, has been proactive in directing Coinstar for the benefit of all stockholders. In mid-2003, we began investing in our 4th Wall strategy in an effort to diversify Coinstar’s business from a single product line and to become the leading provider of solutions for retailers’ store-fronts.
Our strategy has been a success, and your company has been transformed. Today, Coinstar has an integrated offering that includes Coin, Money Transfer, E-Payment, Entertainment and DVD rental. As a result of this diversification, we now have a significantly larger, more stable and predictable revenue stream, strong cash flow and significant operating leverage. Our progress is evident in Coinstar’s solid financial and operating performance. In particular, we have:
•	Increased revenue by more than 350% during the past five years to an expected $800 million to $875 million in 2008, with an expectation of $1 billion in revenue by 2010

•	More than doubled EBITDA* from $59 million in 2003 to an expected $135 million to $145 million in 2008, with an expectation of $200 million of EBITDA by 2010

•	Installed a net of over 4,650 Coin units and over 6,100 DVD kiosks in retailers globally since 2003

•	Signed multi-year contracts or renewals with our largest customers, including:
–	Wal-Mart, currently installing additional DVD and Coin kiosks, increasing total units by an expected aggregate of 400% to 3,500 Redbox kiosks and 2,400 Coin kiosks

–	Kroger, accounting for 21% of Coin revenues

–	Supervalu, accounting for 8% of Coin revenues

–	Walgreens, installing an expected 2,000 Redbox kiosks
•	Further enhanced our already deep management team with the recent addition of Paul Davis as Chief Operating Officer. Mr. Davis is a proven executive with a record of operational achievements at Procter & Gamble, PepsiCo and Starbucks.

COINSTAR’S BOARD AND MANAGEMENT HAVE CREATED
SIGNIFICANT VALUE FOR STOCKHOLDERS
Driving stockholder value has always been our top priority and a responsibility that your Board and management team take very seriously. Since we began investing in our 4th Wall strategy in mid-2003, Coinstar’s stock price has increased over 160% from the closing price of $12.14 on July 14, 2003, to $31.70, the closing stock price on April 29, 2008. Coinstar has also delivered solid stockholder returns over the past one and three year periods, outperforming the S&P 500 by 8% and 65%, respectively.

1 Year Performance	Performance Since Beginning 4th Wall Strategy
COINSTAR’S BOARD IS COMMITTED TO STRONG CORPORATE GOVERNANCE
Your Board recognizes that strong corporate governance, along with strategic execution, drives stockholder value. We have had a long-standing commitment to sound governance policies and practices. For example:
•	Coinstar’s Board is comprised of a majority of independent directors. Your seven member Board includes six independent directors and the Company’s Chief Executive Officer

•	The roles of Chairman and Chief Executive Officer are separate, and we have had a non-executive Chairman since June 2001

•	All standing committees on Coinstar’s Board — including the Audit, Compensation, and Nominating and Governance Committees — are comprised solely of independent directors

•	Coinstar has a policy limiting the number of other public company boards on which its directors can serve

•	The Chief Executive Officer’s performance and succession are carefully reviewed every year by the independent Compensation Committee and Nominating and Governance Committee, respectively, as well as the full Board of Directors.
Your Board regularly reviews the Company’s governance and recently approved further enhancements, including:
•	The adoption of a majority voting standard for uncontested elections

•	The termination of the Company’s stockholder rights plan and the adoption of a stockholder approval policy for any future rights plan

•	Increased stock ownership requirements for independent directors.
We appreciate the value and contributions that independent directors with industry-specific operating experience can provide. As such, we were pleased that Michael Rouleau, who has over four decades of retail and merchandising experience with retailing leaders such as Michaels Stores, Lowe’s, and Dayton Hudson (Target), joined Coinstar’s Board last year as our newest independent director.

SHAMROCK HAS PUBLICLY SUPPORTED COINSTAR AND
OUR DIVERSIFIED 4TH WALL STRATEGY
In a recent interview, Shamrock had this to say about Coinstar:
"We love this business. Coinstar, what they want to be is they want to be the leading provider of fourth wall retail options...what management has been doing, and it’s somewhat of a savvy strategy"1
     — Chris Kiper, Shamrock Vice President, StockRoyalty.com, 2/6/20082 (emphasis added)
This interview reflects approximately 50 meetings or other communications your Board members and management team have had with Shamrock and its representatives since May 2006, including approximately 12 such interactions in 2008 alone.
Given Shamrock’s public support of Coinstar’s performance, management team and strategy just weeks ago, we believe stockholders should share your Board’s concerns about Shamrock’s true motivations for attempting to replace your independent and experienced directors with its own paid nominees.
SHAMROCK’S NOMINEES LACK INDEPENDENCE AND RELEVANT EXPERTISE
Coinstar has a strong, independent Board composed of respected and proven leaders with a diversity of business and professional experience relevant to Coinstar and the markets in which it operates, including retail, branded consumer products, employee relations and training, finance, accounting, and banking (including regulatory and compliance requirements for financial transactions). All of our directors are committed to delivering superior results and serving the best interests of ALL Coinstar stockholders.
We strongly believe that Shamrock’s representatives fail to enhance the composition of your Board. Shamrock’s hand-picked director nominees have:
•	NO meaningful experience in the markets in which Coinstar operates

•	NO new ideas for enhancing the value of your investment in Coinstar as every suggestion they have made are actions we have taken, are taking, or have considered

•	NO experience serving as an independent director of a public company representing all stockholders. Indeed, Shamrock has failed to tell you the truth about its nominees. Contrary to Shamrock’s proxy materials, Gencor Industries’ public filings indicate that Shamrock’s nominee, John Panettiere, “resigned” from Gencor’s Board of Directors less than a year after his appointment. In addition, he was only a Class B director, elected by the controlling Class B stockholders, and was not an elected representative of the public stockholders as Shamrock’s materials would have you believe.
Further, all three of Shamrock’s nominees work for — and receive regular payments from — Shamrock. This arrangement raises doubt about their ability to act independently and represent the interests of all Coinstar stockholders.
While your Board has always been open to considering additional, independent and qualified directors, Shamrock’s nominees do not meet these qualifications. Consider the following facts about Shamrock’s nominees:
•	One of Shamrock’s nominees is a recent business school graduate who has had no work experience since his graduation other than as an employee of Shamrock

1 Permission to use quotation was neither sought nor obtained.

2 Excerpts of Shamrock’s interview discussing their support for Coinstar and management’s record of execution can be found in Coinstar’s SEC filings.

•	Another of Shamrock’s nominees touts, among other things, experience with a manufacturer of “outdoor products, sporting equipment and industrial power equipment.” We do not believe that this experience is, in any way, relevant to Coinstar — a multi-national company that provides self-service coin counting, electronic payment solutions, entertainment services, money transfer and self-service DVD rental in retail store-fronts
•	The third Shamrock nominee was once a “tax advisor,” but Coinstar’s Board already includes two independent directors who together have approximately 60 years of tax, accounting and finance experience.
SHAMROCK’S “COOKIE-CUTTER” APPROACH DOESN’T APPLY TO COINSTAR
When it comes to value creation, Shamrock seems to think that one size fits all. In its various activist and proxy campaigns against iPass, Collectors Universe and Reddy Ice — all companies unlike Coinstar, and each with a history of underperformance, stock price depreciation and sizable losses — Shamrock has relied on virtually the same arguments: develop a strategic plan, focus on operations and capital management, and improve corporate governance and compensation. While these recycled recommendations may be appropriate for those underperforming companies, they are not applicable to Coinstar.
•	Strategic Plan: Since mid-2003, Coinstar has executed on its 4th Wall strategy, diversifying its business and leading to tangible results in the form of stock price appreciation, substantial improvement in revenue and EBITDA, and new or renewed agreements with top customers.

•	Focus on Operations: Coinstar’s steady improvements in operational and financial performance since beginning our 4th Wall strategy demonstrate the Board’s and management’s clear focus on operational performance. Furthermore, with the addition of a seasoned industry veteran as Chief Operating Officer, Coinstar has reaffirmed its commitment to strong operational performance.

•	Capital Management: Since investing in our 4th Wall strategy, the Company’s stock price has increased more than 160% — a significant return for stockholders on this investment. Further, our business investments are focused on our highest return opportunities, including Coin and Redbox. The return on these investments is evidenced by the significant growth — and expected continued growth — of Coinstar’s EBITDA. We also have an active stock buyback program in place, having returned more than $33.3 million under the existing $51.5 million authorization.

•	Corporate Governance and Compensation: Coinstar has maintained its commitment to strong corporate governance policies and procedures, and regularly reviews ways to improve its already solid record, as evidenced by the recently announced enhancements. These included increased stock ownership requirements for directors to complement already implemented stock ownership requirements for executives. These requirements, together with other performance-based hurdles, closely align management’s compensation with the interest of our stockholders.
COINSTAR HAS THE RIGHT BOARD IN PLACE FOR OUTSTANDING EXECUTION AND
IS WELL-POSITIONED FOR CONTINUED GROWTH
Coinstar’s strategic and operational achievements, together with our solid returns and strong corporate governance, demonstrate that Coinstar has the right plan and the right team in place to reach our goals and continue to create significant stockholder value. We strongly believe that Shamrock’s paid nominees add nothing to the composition of your Board and that their election is NOT warranted.

We urge you to protect your investment and not risk your Company’s solid performance and prospects by exposing Coinstar to Shamrock’s director nominees. Support your Board and management by signing, dating and returning the enclosed WHITE proxy card today. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.
Your vote is important, no matter how many or how few shares you own. If you have any questions or need any assistance voting your shares, please contact Georgeson Inc. which is assisting the Company in this matter.
On behalf of Coinstar’s Board of Directors, we thank you for your continued support.

Keith D. Grinstein	David W. Cole
Chairman of the Board	Chief Executive Officer

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Inc. in the self-addressed, postage-paid envelope provided today. You may also be able to vote by telephone or internet by following the instructions on the enclosed WHITE Proxy Card.
If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed
WHITE Voting Instruction Form in the self-addressed, postage-paid envelope provided. Remember only your latest dated proxy will determine how your shares are to be voted at the meeting. You may also be able to vote by telephone or internet by following the instructions on the enclosed WHITE Voting Instruction Form.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:
199 Water Street — 26th Floor
New York, NY 10038
212.440.9800
Toll-Free 1.888.605.7543
*EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges including stock-based compensation expense.
Certain statements in this letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “will,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” “prospects,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this letter include statements regarding Coinstar, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, as well as from risks and uncertainties beyond Coinstar’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers, payment of increased service fees to retailers, fewer than expected installations, the ability to attract new retailers, penetrate new markets and distribution channels, cross-sell our products and services and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar’s expectations as of the date of this letter. Coinstar undertakes no obligation to update the information provided herein.

On April 30, 2008, Coinstar began mailing to its stockholders a definitive proxy statement with WHITE Proxy Card and other materials in connection with Coinstar’s 2008 Annual Meeting of Stockholders, STOCKHOLDERS ARE URGED TO READ COINSTAR’S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other documents relating to the 2008 Annual Meeting and Coinstar can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from Coinstar at its website, www.coinstar.com, under: About Us — Investor Relations — SEC Filings. The contents of the websites above are not deemed to be incorporated by reference into the definitive proxy statement or other materials. In addition, copies of the definitive proxy statement, WHITE Proxy Card and other materials may be requested by contacting our proxy solicitor, Georgeson Inc. by phone, toll-free, at 1-(888) 605-7543.
Detailed information regarding the names, affiliations and interests of individuals who are participants, including Coinstar directors and certain executive officers and other employees, in the solicitation of proxies of Coinstar’s stockholders is available in Coinstar’s definitive proxy statement.